Exhibit 99.1

Iowa Telecom Reports Results for Fourth Quarter and Year Ended December 31, 2008

NEWTON, Iowa--(BUSINESS WIRE)--February 27, 2009--Iowa Telecommunications Services, Inc. (NYSE: IWA) today announced operating results for the fourth quarter and year ended December 31, 2008. Quarterly highlights for the Company include:

  Operating revenues were $65.0 million.
  Operating income was $17.5 million.
  Net income was $5.2 million or $0.16 per diluted share.
  Adjusted EBITDA (as defined herein) was $33.1 million.

“We are very pleased with our operational and financial performance for both the fourth quarter and the year,” said Alan L. Wells, Iowa Telecom chairman and chief executive officer. “Total revenues continued to climb for the quarter, increasing 5.9% over the prior year. Our revenue growth was the result of the acquisition of Bishop Communications, which was completed in July of 2008, and the ongoing success we are having with our DSL product and our bundled product offerings, as well as the expansion of our customer premise equipment (CPE) and data businesses. We added 1,200 new DSL customers during the quarter and 12,900 DSL customers during 2008 inclusive of the Bishop acquisition, representing a 20.5% increase in our DSL customer base for the year.

“Our adjusted EBITDA for the quarter grew to $33.1 million, and was benefited by a $2.5 million curtailment gain as our post retirement benefit plan obligations were further modified. Our adjusted EBITDA for the year was $128.3 million, reflecting a decrease of $6.0 million, or 4.4%, primarily due to a favorable $5.8 million non-recurring network access billing matter in 2007,” added Wells. “Income tax expense for the quarter was $4.0 million compared to $4.4 million a year ago, but our actual cash taxes paid during the quarter were only $53,000. Income tax expense for the year was $17.3 million, but our actual cash taxes paid during 2008 were only $399,000. Our lower actual cash tax payments reflect the benefit of our continued utilization of our net operating loss carry forwards and the amortization of our goodwill for tax purposes.

“During the fourth quarter of 2008 we announced that we had reached an agreement, subject to regulatory approvals, to acquire substantially all of the assets of Sherburne Tele Systems, Inc. (“Sherburne”) for a total purchase price of $80.6 million subject to certain balance sheet and tax adjustments. Sherburne is a closely held telecommunications company headquartered in Big Lake, Minnesota, less than 30 miles from the headquarters of Bishop Communications,” Wells noted. “As of December 31, 2008, Sherburne served 15,500 ILEC access lines, 10,200 CLEC lines, 13,900 DSL high-speed Internet customers and 3,700 video customers, primarily in communities and rural areas near the Minneapolis/St. Paul Metropolitan Area. Sherburne’s operations include its incumbent local exchange carrier services, marketed as Connections, Etc., and competitive local exchange carrier services provided through its wholly-owned subsidiary, Northstar Access. We look forward to closing this transaction by the middle of the year, and expect the transaction to be accretive to cash flow on a per share basis. We believe the Sherburne acquisition is another example of progress we’ve made on our strategy of pursuing accretive acquisitions.

“Capital expenditures were $8.0 million for the quarter and $28.2 million for the year, in line with our prior guidance. This included capital expenditures for our newly acquired Bishop operation, as well as capital expenditures related to the historic flooding that we experienced during the second quarter of 2008,” Wells continued. “Our cash interest expense was $8.1 million for the quarter and $30.8 million for 2008, which was also in line with our prior guidance. Our interest expense included the additional interest costs on debt related to the acquisition of Bishop.

“For 2009 guidance on our existing operations, we expect that capital expenditures will be between $25.0 million and $27.0 million, and that cash interest expense will be between $29.0 million and $31.0 million,” Wells noted. “We expect to update our guidance for the impact of our Sherburne acquisition as that closing date becomes more certain.

“Overall, we believe our results for the quarter and year were impressive in light of the general economic conditions, and were in line with our expectations,” Wells concluded. “While we continued to face residential competition in many of our markets during 2008, I am pleased with our current competitive position. During 2009, we will continue to focus on the competitiveness of our bundled product offerings and DSL products. We also expect continued growth in our data and CPE business. Lastly, we will continue to pursue opportunities to profitably grow our business through select strategic acquisitions, such as the acquisition of Sherburne, while continuing to return a significant portion of our cash flow back to our shareholders in the form of our dividends.”

FINANCIAL DISCUSSION FOR FOURTH QUARTER 2008:

  Revenues and Sales were $65.0 million in the fourth quarter of 2008 compared to $61.4 million in the fourth quarter of 2007. Local services revenues increased $51,000, or 0.3%, primarily due to access line increases from the acquisition of Bishop Communications which offset the line losses in our other markets. Network access services revenues increased $429,000, or 1.9%, for the fourth quarter. Data and Internet sales increased $1.8 million, or 23.6%, primarily as a result of growth in our DSL Internet access service revenues and growth in our enhanced data solutions products. Other services and sales revenues increased by $1.1 million, or 14.8% primarily due to growth in our CPE business and the acquisition of Bishop Communications.

  Operating Costs and Expenses increased $4.5 million, or 10.4%, in the fourth quarter of 2008 as compared to the fourth quarter of 2007. Cost of services and sales decreased $139,000, or 0.7% due to a $2.5 million one-time curtailment gain resulting from changes to our postretirement benefit offerings, which was offset by higher costs of CPE sales and operating expenses as a result of the Bishop acquisition. Selling, general and administrative costs increased $2.4 million compared to the year-ago period, primarily due to the operating costs of Bishop. Depreciation and amortization expense increased $2.2 million over the fourth quarter of 2007 due primarily to higher plant balances for the Iowa properties and the depreciation and amortization expense for Bishop Communications.
  Operating Income was $17.5 million in the fourth quarter of 2008 as compared to $18.4 million in the same period in 2007.
  Interest Expense for the fourth quarter of 2008 was $8.3 million compared with $7.9 million in the fourth quarter of 2007, due to the higher average debt balance as a result of the acquisition of Bishop Communications.
  Earnings Before Income Taxes for the fourth quarter of 2008 were $9.1 million compared to $10.4 million in the fourth quarter of 2007.
  Income Tax Expense for the fourth quarter of 2008 was $4.0 million compared to $4.4 million in the fourth quarter of 2007. The recorded book tax expense did not impact the actual cash taxes paid during the quarter, as the Company paid actual cash income taxes during the quarter of only $53,000. The level of cash income taxes paid reflects the continued utilization of net operating loss carry forwards and continued goodwill amortization for tax purposes. At the end of the quarter, the Company had a net operating loss carry forward balance of approximately $149 million, and continues to take tax deductions of approximately $41 million annually related to the amortization of goodwill.
  Net Income was $5.2 million for the fourth quarter of 2008, compared to net income of $6.0 million in the fourth quarter of 2007.
  Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA as defined herein) was $33.1 million, up $1.4 million from the fourth quarter of 2007.
  Total Access Lines decreased by 3,700 during the fourth quarter of 2008 from the third quarter of 2008, as ILEC access lines declined by 4,000 lines and CLEC lines increased by 300 lines. Total access lines increased 1,400, or 0.6%, for the fourth quarter of 2008 compared to the fourth quarter of 2007, primarily due to the addition of access lines related to the Bishop acquisition during the third quarter of 2008.

Fourth Quarter 2008 Financial Summary
(Unaudited)
(dollars in thousands, except per share amounts)

	4th Quarter	4th Quarter	Change
	2008	2007	Amount	Percent

Revenue	$65,020	$61,390	$3,630	5.9%
Operating Income	$17,538	$18,369	$(831)	-4.5%
Interest Expense	$8,250	$7,921	$329	4.2%
Earnings Before Income Taxes	$9,105	$10,388	$(1,283)	-12.4%
Income Tax Expense	$4,034	$4,411	$(377)	-8.5%
Net Income	$5,176	$5,977	$(801)	-13.4%
Basic Earnings Per Share	$0.16	$0.19	$(0.03)	-15.8%
Diluted Earnings Per Share	$0.16	$0.19	$(0.03)	-15.8%

Adjusted EBITDA(1)	$33,127	$31,716	$1,411	4.4%
Capital Expenditures	$8,044	$7,050	$994	14.1%
Dividends Paid	$12,949	$12,887	$62	0.5%

(1) See the definition of Adjusted EBITDA under Explanation and Reconciliation to Non-GAAP Concepts at the end of the financial statements.

Key Operating Statistics	4th Quarter	4th Quarter	Change
	2008	2007	Amount	Percent

Telephone Access Lines
ILEC Lines(1)	209,700	214,300	(4,600)	-2.1%
CLEC Lines(2)	32,400	26,400	6,000	22.7%
Total Telephone Access Lines	242,100	240,700	1,400	0.6%

Long Distance Subscribers	146,400	143,600	2,800	1.9%
Dial-up Internet Subscribers	16,700	22,500	(5,800)	-25.8%
DSL Subscribers	75,700	62,800	12,900	20.5%
Video Subscribers	20,300	9,000	11,300	125.6%

	4th Quarter	3rd Quarter	Change
	2008	2008(3)	Amount	Percent

Telephone Access Lines
ILEC Lines(1)	209,700	213,700	(4,000)	-1.9%
CLEC Lines(2)	32,400	32,100	300	0.9%
Total Telephone Access Lines	242,100	245,800	(3,700)	-1.5%

Long Distance Subscribers	146,400	147,600	(1,200)	-0.8%
Dial-up Internet Subscribers	16,700	18,500	(1,800)	-9.7%
DSL Subscribers	75,700	74,500	1,200	1.6%
Video Subscribers	20,300	18,500	1,800	9.7%

(1) Includes lines subscribed by our incumbent local exchange carrier retail customers and lines subscribed by our “wholesale” customers who are competing local exchange carriers. Wholesale access lines include: lines subscribed by our local exchange carrier competitors pursuant to interconnection agreements on an unbundled network element basis, for which the competitive local exchange carrier pays us a monthly fee; lines that we provide to competitive local exchange carriers for resale to their subscribers, for which the competitive local exchange carrier pays us a monthly fee equal to what we would charge our customers for local service less an agreed discount; and shared lines, for which a competitive local exchange carrier pays us a monthly fee to provide DSL service to its customers. We had 2,300 wholesale lines subscribed at December 31, 2008; 2,900 wholesale lines subscribed at December 31, 2007; and 2,400 at September 30, 2008.

(2) Access lines subscribed by customers of our competitive local exchange carrier subsidiaries, Iowa Telecom Communications, Inc., IT Communications, LLC, EN-TEL Communications LLC, and Lakedale Link, Inc.

(3) Includes the following units as of September 30, 2008 which were acquired from Bishop Communications Corporation on July 18, 2008.

Bishop Communications Corporation

Telephone Access Lines
ILEC Lines	11,600
CLEC Lines	4,600
Total Telephone Access Lines	16,200

Long Distance Subscribers	9,700
Dial-up Internet Subscribers	1,700
DSL Subscribers	4,900
Video Subscribers	3,800

FINANCIAL DISCUSSION FOR YEAR ENDED DECEMBER 31, 2008:

  Operating Revenues decreased $4.4 million, or 1.8%, to $247.0 million for the year ended December 31, 2008, as compared to 2007. The decrease was primarily the result of an $11.2 million, or 11.1% decrease, in network access services revenue. The network access revenue decrease was primarily due to $5.8 million of revenue from the settlement of certain non-recurring network access matters with connecting carriers in 2007, coupled with resolution of a similar item which resulted in a $1.5 million unfavorable impact in 2008. Data and Internet Services revenues increased by $5.7 million, or 19.1%, for 2008 as compared to 2007, primarily as a result of customer growth in our DSL Internet access service, growth in our enhanced data solutions products revenue and revenue from Bishop Communications. Other services and sales revenues increased by $2.1 million, or 8.1%, for 2008 as compared to 2007, principally due to the growth in our CPE business and the acquisition of Bishop Communications.
  Operating Costs and Expenses increased $7.0 million, or 4.2%, to $176.5 million in 2008 as compared to 2007. Cost of service and sales decreased $155,000, or 0.2%. A change to the Company’s post retirement welfare obligation resulted in a one time benefit of $2.5 million in 2008. Exclusive of the benefit plan change, costs of services and sales increased by $2.4 million, principally due to costs attributable to the acquisition of Bishop Communications and growth of our CPE and data business. Selling, general and administrative expenses increased $2.5 million primarily resulting from increased costs from Bishop Communications, partially offset by lower salary, wages, benefits and insurance costs. Depreciation and amortization increased by $4.7 million, or 9.6%, for 2008 as compared to 2007, primarily due to higher plant balances for the Iowa properties and depreciation and amortization expense for Bishop Communications.
  Operating Income decreased to $70.5 million in 2008 compared to $81.9 million in 2007, primarily due to the network access matters and depreciation and amortization discussed above.
  Interest Expense decreased $441,000, or 1.4%, in 2008 as compared to 2007, principally as a result of lower interest rates on our variable rate debt.
  Earnings Before Income Taxes for the year was $40.4 million, a decrease of 19.6%, compared to $50.3 million in 2007.
  Income Tax Expense for 2008 was $17.3 million compared $20.9 million in 2007. The increase is primarily due to lower earnings before income taxes in 2008. The Company paid actual cash income taxes in 2008 of only $399,000.
  Net Income was $23.1 million for 2008 compared to net income of $29.3 million in 2007.
  Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA as defined herein) was $128.3 million for 2008 as compared with $134.3 million for 2007.
  Total Access Lines increased by 1,400, or 0.6%, for 2008 as compared to 2007 primarily due to the addition of access lines related to the Bishop acquisition during the third quarter of 2008. Incumbent local exchange carrier access lines declined by 4,600 lines and competitive local exchange carrier lines increased by 6,000 lines from the end of 2007.

2008 Financial Summary
(Unaudited)
(dollars in thousands, except per share amounts)
			Change
	2008	2007	Amount	Percent

Revenue	$246,965	$251,401	$(4,436)	-1.8%
Operating Income	$70,466	$81,936	$(11,470)	-14.0%
Interest Expense	$31,444	$31,885	$(441)	-1.4%
Earnings Before Income Taxes	$40,389	$50,260	$(9,871)	-19.6%
Income Tax Expense	$17,345	$20,945	$(3,600)	-17.2%
Net Income	$23,149	$29,315	$(6,166)	-21.0%
Basic Earnings Per Share	$0.74	$0.93	$(0.19)	-20.4%
Diluted Earnings Per Share	$0.72	$0.91	$(0.19)	-20.9%

Adjusted EBITDA(1)	$128,311	$134,263	$(5,952)	-4.4%
Capital Expenditures	$28,166	$26,903	$1,263	4.7%

Dividends Paid	$51,748	$51,452	$296	0.6%

(1) See the definition of Adjusted EBITDA under Explanation and Reconciliation to Non-GAAP Concepts at the end of the financial statements.

Investor Call

As previously announced, Iowa Telecom’s management will hold a conference call to discuss the Company’s fourth quarter 2008 results on Friday, February 27, 2009, at 9:00 a.m. (Eastern Time). To listen to the call, participants should dial (719) 325-4798 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 12:00 p.m. (Eastern Time) on February 27, 2009, and will remain available through March 6, 2009, by dialing (719) 457-0820 and entering Confirmation Code 4008429.

The live broadcast of Iowa Telecom’s quarterly conference call will be available online at www.iowatelecom.com or www.earnings.com on February 27, 2009, beginning at 9:00 a.m. (Eastern Time). The online replay will become available after 12:00 p.m. (Eastern Time) and will continue to be available for 30 days.

Forward-Looking Statements

The press release may contain forward-looking statements that are not based on historical fact, including without limitation statements containing the words “believes,” “may,” “plans,” “will,” “estimate,” “continue,” “anticipates,” “intends,” “expects,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from future results, events or developments described in the forward-looking statements. Such factors include those risks described in Iowa Telecom’s Form 10-K on file with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and Iowa Telecom undertakes no duty to update this information.

About Iowa Telecom

Iowa Telecommunications Services, Inc. (d/b/a Iowa Telecom) is a telecommunications service provider that offers local telephone, long distance, Internet, broadband and network access services to business and residential customers. Today, the Company serves over 450 communities and 6 Minnesota communities and employs nearly 800 people. The company’s headquarters are in Newton, Iowa. The Company trades on the New York Stock Exchange under the symbol IWA. For further information regarding Iowa Telecom, please go to www.iowatelecom.com and select “Investor Relations.” The Iowa Telecom logo is a registered trademark of Iowa Telecommunications Services, Inc. in the United States.

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(dollars in thousands, except per share amounts)

	As of	As of
	December 31, 2008	December 31, 2007
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$11,605	$21,919
Accounts receivable, net	23,320	20,252
Inventories	3,946	2,995
Prepayments and other assets	3,149	2,288
Total Current Assets	42,020	47,454

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	601,782	542,949
Accumulated depreciation	(310,936)	(264,284)
Property Plant and Equipment, net	290,846	278,665

GOODWILL	473,984	466,554
INTANGIBLE ASSETS AND OTHER, net	36,904	24,888
INVESTMENT IN AND RECEIVABLE FROM
THE RURAL TELEPHONE FINANCE
COOPERATIVE	16,174	13,998
Total Assets	$859,928	$831,559

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Revolving credit facility	$39,000	$18,000
Accounts payable	11,017	9,062
Advanced billings and customer deposits	8,615	9,365
Accrued and other current liabilities	32,429	32,104
Current maturities of long-term debt	1,219	-
Total Current Liabilities	92,280	68,531

LONG-TERM LIABILITIES
Long-Term Debt	489,003	477,778
Deferred Tax Liabilities	47,575	35,255
Other Long-Term Liabilities	28,326	7,028
Total long-term liabilities	564,904	520,061

TOTAL LIABILITIES	657,184	588,592

Minority interest in consolidated subsidiary	287	-

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, 100,000,000 shares authorized, 31,500,687 and 31,440,215 shares issued and outstanding	315	314
Additional paid-in-capital	327,264	324,170
Retained deficit	(110,814)	(82,154)
Accumulated other comprehensive income	(14,308)	637

Total Stockholders’ Equity	202,457	242,967
Total Liabilities and Stockholders’ Equity	$859,928	$831,559

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
REVENUE AND SALES
Local services	$18,005	$17,954	$71,131	$73,918
Network access services	23,563	23,134	89,420	100,636
Toll services	5,616	5,353	23,010	21,213
Data and internet services	9,548	7,727	35,163	29,512
Other services and sales	8,288	7,222	28,241	26,122
Total revenues and sales	65,020	61,390	246,965	251,401

OPERATING EXPENSES
Cost of services and sales (exclusive of items shown separately below)	20,310	20,449	78,091	78,246
Selling, general and administrative	12,484	10,098	44,714	42,227
Depreciation and amortization	14,688	12,474	53,694	48,992
Total operating costs and expenses	47,482	43,021	176,499	169,465

OPERATING INCOME	17,538	18,369	70,466	81,936

OTHER INCOME (EXPENSE)
Interest and dividend income	209	176	938	928
Interest expense	(8,250)	(7,921)	(31,444)	(31,885)
Other, net	(392)	(236)	429	(719)
Total other expense, net	(8,433)	(7,981)	(30,077)	(31,676)

EARNINGS BEFORE INCOME TAXES	9,105	10,388	40,389	50,260

INCOME TAX EXPENSE	4,034	4,411	17,345	20,945

NET INCOME BEFORE
MINORITY INTEREST	$5,071	$5,977	$23,044	$29,315

Minority interest in loss of subsidiary	105	-	105	-

NET INCOME	$5,176	$5,977	$23,149	$29,315

ADJUSTED EBITDA	$33,127	$31,716	$128,311	$134,263

COMPUTATION OF EARNINGS
PER SHARE
Basic - Earnings Per Share	$0.16	$0.19	$0.74	$0.93
Basic - Weighted average number of shares outstanding	31,501	31,440	31,477	31,415

Diluted - Earnings Per Share	$0.16	$0.19	$0.72	$0.91
Diluted - Weighted average number of shares outstanding	32,140	32,037	32,122	32,045

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
CASH FLOWS FROM OPERATING
ACTIVITIES
Net income	$5,176	$5,977	$23,149	$29,315
Adjustments to reconcile net income
to net cash provided by operating activities:
Net Income (Loss) allocated to minority interest	(105)	-	(105)	-
Depreciation	13,906	12,100	51,747	47,243
Amortization of intangible assets	782	374	1,947	1,749
Amortization of debt issuance costs	174	148	640	591
Deferred income taxes	4,613	4,268	17,286	19,973
Non-cash stock-based compensation expense	893	736	3,553	2,687
Changes in operating assets and liabilities:
Receivables	(2,032)	1,196	(1,754)	576
Inventories	265	340	(15)	129
Accounts payable	739	(970)	1,267	(503)
Pension and postretirement benefit plan obligations	(2,746)	(199)	(4,147)	(2,655)
Other assets and liabilities	920	3,411	(5,012)	1,096
Net cash provided by operating activities	22,585	27,381	88,556	100,201

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(8,044)	(7,050)	(28,166)	(26,903)
Business acquisitions, net of cash acquired	319	-	(33,100)	-
Purchase of wireless licenses	-	-	(5,938)	-
Net cash used in investing activities	(7,725)	(7,050)	(67,204)	(26,903)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in revolving credit facility	2,000	10,000	21,000	(13,000)
Proceeds from exercise of stock options	-	-	-	21
Payment of debt issuance costs	-	-	(351)	-
Payment of long-term debt	(291)	-	(599)	-
Capital contributions from investees	520	-	520	-
Repurchase of common stock	-	-	(488)	(561)
Dividends paid	(12,949)	(12,887)	(51,748)	(51,452)
Net cash used in financing activities	(10,720)	(2,887)	(31,666)	(64,992)

Net Increase (Decrease) in Cash and Cash Equivalents	4,140	17,444	(10,314)	8,306
Cash and Cash Equivalents at Beginning of Period	7,465	4,475	21,919	13,613

Cash and Cash Equivalents at End of Period	$11,605 $	21,919	$11,605	$21,919

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
EXPLANATION AND RECONCILIATION TO NON-GAAP CONCEPTS
(Unaudited)
(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008		2007

ADJUSTED EBITDA:
Net Income	$5,176	$5,977		$23,149		$29,315
Income Tax Expense	4,034	4,411		17,345		20,945
Interest Expense	8,250	7,921		31,444		31,885
Depreciation and Amortization	14,688	12,474		53,694		48,992
Unrealized losses on financial derivatives	455	236		(314)		719
Non-cash stock-based compensation expense (1)	893	736		3,553		2,687
Extraordinary or unusual (gains) losses	-	-		-		-
Non-cash portion of RTFC Capital
Allocation(2)	(369)	(39)		(560)		(280)
Other non-cash losses (gains)	-	-		-		-
Loss (gain) on disposal of assets not in ordinary course	-	-		-		-
Transaction costs	-	-		-		-
ADJUSTED EBITDA	$33,127	$31,716		$128,311		$134,263

(1) Included in Selling, General and Administrative Expense on the Consolidated Statements of Income.
(2) Included in Interest and Dividend Income on the Consolidated Statements of Income.

We present Adjusted EBITDA because we believe it is a useful indicator of our historical debt capacity and our ability to service debt and pay dividends. We also present Adjusted EBITDA because covenants in our credit facilities contain ratios based on Adjusted EBITDA.

Adjusted EBITDA is defined in our credit facilities as: (1) consolidated net income, as defined therein; plus (2) the following items, to the extent deducted from consolidated net income: (a) interest expense; (b) provision for income taxes; (c) depreciation and amortization; (d) transaction expenses related to the IPO and the related debt refinancing and other limited expenses related to permitted securities offerings, investments and acquisitions incurred after the closing date of the IPO, to the extent not exceeding $5.0 million; (e) unrealized losses on financial derivatives recognized in accordance with SFAS No. 133; (f) non-cash stock-based compensation expense; (g) extraordinary or unusual losses (including extraordinary or unusual losses on permitted sales of assets and casualty events); (h) losses on sales of assets other than in the ordinary course of business; and (i) all other non-cash charges that represent an accrual for which no cash is expected to be paid in the next twelve months; minus (3) the following items, to the extent any of them increases consolidated net income: (w) extraordinary or unusual gains (including extraordinary or unusual gains on permitted sales of assets and casualty events); (x) gains on asset disposals not in the ordinary course; (y) unrealized gains on financial derivatives recognized in accordance with SFAS No. 133; and (z) all other non-cash income (including the non-cash portion of any RTFC patronage capital allocation). If our Adjusted EBITDA were to decline below certain levels, covenants in our credit facilities that are based on Adjusted EBITDA, including our fixed charge coverage and total leverage ratio covenants, may be violated and could cause, among other things, a default or mandatory prepayment under our credit facilities, or result in our inability to pay dividends.

We believe that net income is the most directly comparable financial measure to Adjusted EBITDA under GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with GAAP. Adjusted EBITDA is not a complete measure of an entity’s profitability because it does not include costs and expenses identified above; nor is Adjusted EBITDA a complete net cash flow measure because it does not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends.

CONTACT:
Corporate Communications, Inc.
Investor Relations Contacts:
Kevin Inda, 407-566-1180
Kevin.Inda@cci-ir.com
or
Iowa Telecommunications Services, Inc.
Craig Knock, 641-787-2089
Chief Financial Officer
or
Media Contact:
Julie White, 641-787-2040
Director, Corporate Communications
Julie.White@iowatelecom.com